                                                        EX-99.B(j)wraconsnt

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 129 to
Registration Statement No. 2-21867 on Form N-1A of Waddell & Reed Advisors
Funds, Inc. of our reports dated November 2, 2001 (on Waddell & Reed
Advisors Bond Fund -- one of the portfolios comprising Waddell & Reed
Advisors Funds, Inc.) and August 3, 2001 (on Waddell & Reed Advisors
Accumulative Fund, Waddell & Reed Advisors Core Investment Fund, and
Waddell & Reed Advisors Science and Technology Fund -- three of the portfolios comprising Waddell & Reed Advisors Funds, Inc.) appearing in the
Statement of Additional Information, which is part of such Registration
Statement and to the reference to us under the caption "Financial
Highlights" in the Prospectus, which is also part of such Registration
Statement.

/s/ Deloitte & Touche LLP
---------------------------------
Deloitte & Touche LLP
Kansas City, Missouri
December 20, 2001